UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2014

Marathon Oil Corporation
_________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5555 San Felipe Street, Houston, Texas		77056
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		(713) 629-6600

Not Applicable
 ______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 1, 2014, Marathon Oil Corporation entered into a definitive agreement with Det norske oljeselskap ASA under which Det norske will purchase Marathon Oil’s wholly owned subsidiary, Marathon Oil Norge AS, for a total transaction value of $2.7 billion.  After adjustment for debt, net working capital and interest on the net purchase price, Marathon Oil expects net proceeds of approximately $2.1 billion at closing.  The transaction is expected to close in the fourth quarter of 2014, with an effective date of January 1, 2014.  The sale includes the Marathon Oil-operated Alvheim floating production, storage and offloading vessel, 10 Marathon Oil-operated licenses and a number of non-operated licenses on the Norwegian Continental Shelf in the North Sea.  Full-year 2013 net production in Norway averaged approximately 80,000 barrels of oil equivalent per day.

In accordance with the Safe Harbor provisions of the Private Litigation Reform Act of 1995, Marathon Oil cautions that the above discussion contains forward-looking statements with respect to the sale of Marathon Oil’s Norwegian business.  Although Marathon Oil’s management believes that the expectations reflected in these forward-looking statements are reasonable, Marathon Oil can give no assurances that those expectations will prove to have been correct. Some factors that could potentially affect the sale of this business are completion of the necessary government and regulatory approvals and customary closing conditions. These factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of factors that may affect the actual outcomes of matters discussed in forward-looking statements and other risk factors, please see Marathon Oil's annual report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q. The forward-looking statements included above reflect management's views as of the date hereof. Except to the extent required by applicable law, Marathon Oil undertakes no obligation to update or revise any forward-looking statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2014		MARATHON OIL CORPORATION

	By:	/s/ John R. Sult
John R. Sult
Executive Vice President and Chief Financial Officer